Exhibit 4.1(e)

                      Addendum to Consulting Agreement

      Reference is made to a certain Consulting Agreement by and between the parties Bravo! Foods International Corp and Tim Ransom, dated February 7, 2000, to which this Addendum is attached and in which it is incorporated. Pursuant to Paragraph 4 of the Consulting Agreement, the parties agree as follows:

      Compensation in Common Stock. For the period ending and for services rendered by Consultant through this date, the parties have agreed that the Company shall pay Consultant for fees in common stock totaling 175,000 shares of the common stock of the Company, valued at $0.40 per share.

                                    Bravo! Foods International Corp.

Dated: July 15, 2002                By   /s/ Roy G. Warren
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                                    Roy G. Warren, Chief Executive Officer

                                         /s/ Tim Ransom
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                                    Tim Ransom